Exhibit 3.5
ARTICLES OF INCORPORATION
OF
CCI/Triad Gem, Inc.
     I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE ONE
     The name of the corporation is CCI/Triad Gem, Inc.
ARTICLE TWO
     The period of its duration is perpetual.
ARTICLE THREE
     The purpose or purposes for which the corporation is organized are:
“To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.”
ARTICLE FOUR
     The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) each without par value.
ARTICLE FIVE
     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).
ARTICLE SIX
     The street address of its initial registered office is c/o CT CORPORATION SYSTEM, 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT CORPORATION SYSTEM.

ARTICLE SEVEN
     The number of directors of the corporation may be fixed by the by-laws. The number of directors constituting the initial board of directors is Three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS

Chad Schneller	3055 Triad Drive, Livermore,
California 94550
Matthew Hale	6207 Bee Cave Road, Austin, Texas 78746-5146
Preston W. Staats	6207 Bee Cave Road, Austin, Texas 78746-5146
ARTICLE EIGHT
     The name and address of the incorporator is:

NAME	ADDRESS
Naseem A. Conde	49 Stevenson Street, Suite 900,
San Francisco, California 94105
     IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of December, 1997.

Naseem A. Conde